LEHMAN BROTHERS INCOME FUNDS

RESERVE CLASS

ADMINISTRATION AGREEMENT

SCHEDULE A

The Reserve Class of the Series of Lehman Brothers Income Funds currently subject to this Agreement are as follows:

Neuberger Berman Tax-Free Money Fund

Date: February 28, 2009

LEHMAN BROTHERS INCOME FUNDS

RESERVE CLASS
ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Lehman Brothers Income Funds Reserve Class Administration Agreement shall be:

(1)

For the services provided to the Reserve Class of a Series and its shareholders (including amounts paid to third parties), 0.08% per annum of the average daily net assets of the Reserve Class of said Series; plus in each case

(2)

certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.

Date: June 1, 2007